Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Harriet Fried
Lippert/Heilshorn & Assoc.
(212) 838-3777

Trex Company Announces Retirement of CEO Anthony J. Cavanna;

President and COO Andrew U. Ferrari Elected to Post

Anthony Cavanna to Continue as Chairman of the Board

WINCHESTER, Va. – July 26, 2007 – Trex Company, Inc. (NYSE: TWP), manufacturer of Trex® decking, railing and fencing, today announced that Anthony J. Cavanna will retire as chief executive officer effective August 15, 2007. He will be succeeded by Andrew U. Ferrari, president and chief operating officer. Mr. Cavanna will continue as chairman of the board.

Mr. Ferrari, 60, was one of the four original executives who founded Trex in 1996 and took the company public in 1999. He has been president and chief operating officer since 2005 and a director since 1998. He was previously executive vice president of sales and marketing.

Mr. Cavanna commented, “It’s been an honor and a privilege to lead Trex and its employees. After more than 10 years as a founder, executive and board member, I have asked the Board to accept my decision to retire from the company’s day-to-day activities. I am very pleased that Andy has been elected CEO. His knowledge of our market, products and strategies is unsurpassed, and all of us on the Board agree that he is the right person to successfully guide Trex to its next stage of growth.”

Mr. Ferrari stated, “I appreciate the Board’s confidence in me and am pleased that Tony will be staying on as chairman, making his wealth of experience available to us. Tony’s many contributions have been crucial to the success of Trex over the years. He has been an extremely dedicated leader whose commitment to Trex’s shareholders, customers and employees has been evident in all his activities.”

Mr. Cavanna, 68, was also one of the original four executives who formed Trex and took the company public. He has served as a director since 1998 and as chairman and chief executive officer since 2005. He was previously executive vice president and chief financial officer.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with over 15 years of product experience. Products are marketed under the brand name Trex®. Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company’s website, www.trex.com. Trex® is a trademark of Trex Company, Inc., Winchester, Va.